Absalom Osodo, Advocate

P. O. Box 4574-00100,

Nairobi, Kenya.

Email: osodoadvocates@gmail.com

Our ref: OS/21/03

January 25, 2021

The Directors,

Black Unicorn Factory,

5777 West Century,

Blvd suite 1110-106,

Los Angeles, CA.  90045.

Dear Sirs,

RE:PUBLIC OFFER BY BLACK UNICORN FACTORY OF COMMON STOCK

              Qualification Statement for Black Unicorn Factory on Form 1-A

………………………………………………………………………………………………………….

You have informed us that Black Unicorn Factory (hereinafter referred to as the ‘‘Company’’), a California Corporation, is in the process of filing with the Securities and Exchange Commission a registration Statement (hereinafter referred to as the ‘the Registration Statement’’) in respect of 20,000,000 shares of no-par value common stock ("Common Stock"), at an offering price of $1.00 per share (the "Offered Shares") pursuant to the Securities Act 1933. As legal advisers to the Company, you have sought our opinion on the legality or otherwise of such issuance of shares by the Company to the members of the public pursuant to the Registration Statement.

We have perused and analyzed the Articles of Incorporation of the Company, the Offering Memorandum and the Subscription Agreement together with the Tax Registration Certificate issued by the City of Los Angeles. We have also had the opportunity to peruse the Company’s records, the Public Filings with the Securities and Exchange Commission that we deemed necessary and or relevant in the circumstances, and we have as well put into consideration all legal issues and questions relevant to the offer herein as the foundation and basis of the opinion we have expressed hereunder.

For the purposes of this opinion, we have made assumptions as to the authenticity and genuineness of all the signatures and names on the documents received by us from the Company, as well as the authenticity of such documents and records including such copies as true copies of the original documents.

Therefore, and based on the assumptions and qualifications we have expressed, it is our considered opinion that the shares that the Company intends to offer and sell in pursuance of the Offering Memorandum and the Subscription Agreement will be valid non-assessable and fully paid.

The opinion herein is being offered to the Company only for the purposes and in connection with the validity and the process of filing with the Securities and Exchange Commission the Registration Statement, and we hereby give our consent for the use and reliance on this opinion by the Company as a guide only and should not form part of the exhibit accompanying the Registration Statement. We are not registered in California or by the American Bar Association (ABA) and therefore, our opinion remains for all intent and purposes a general legal opinion to solely guide the Company. This legal opinion should not be relied upon, or used, or distributed to any third party or corporation for any purpose except as expressed herein without our express and unequivocal written consent.

Yours faithfully,

AOs

Absalom Osodo.